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                          CALEDONIA MINING CORPORATION

                                  NEWS RELEASE

          SUCCESSFUL MINI-BULK SAMPLE OF GOEDGEVONDEN KIMBERLITE PIPE,
               AND ADDITIONAL EXPLORATION RIGHTS ACQUIRED OVER THE
           SYFERFONTEIN KIMBERLITE PIPE AND ADJACENT AREAS OF INTEREST

                          JUNE 12TH 2002, 09.00 AM. EST

Caledonia Mining Corporation ("Caledonia") of Toronto (TSX: CAL and NASDAQ -
OTCBB: CALVF) is pleased to report that it has completed a mini-bulk sampling program on its Goedgevonden kimberlite pipe in the Klerksdorp area of South
Africa and that it has also acquired the exploration rights over the nearby
Syferfontein kimberlite pipe and other adjacent areas of interest.

GOEDGEVONDEN MINI-BULK SAMPLING PROGRAM

A mini-bulk sample was collected from seven RC holes drilled on the Goedgevonden kimberlite pipe. Three holes were drilled to 150 m, and one hole to 120m, in the centre of the kimberlite and the remaining three holes were drilled to delineate the pipe in more detail. All holes entered kimberlite at approximately 6 metres and the four deep holes above were stopped while still in kimberlite. A total of 56 tonnes was collected and processed by a Van Eck and Lurie dense media separation ("DMS") plant. The Goedgevonden pipe was confirmed to be diamondiferous and sufficient gem quality diamonds, including a number of pink stones, were recovered to warrant a subsequent 8,000 to 10,000 tonne bulk sampling program which will commence in the third quarter 2002. Based on results of this second program a more extensive bulk sample of up to 40,000 tonnes would be required before any production decision could be made.

SYFERFONTEIN KIMBERLITE

Caledonia has acquired the exploration rights over the Syferfontein kimberlite pipe on the farm Syferfontein 376IP, approximately 1km NE of the Goedgevonden pipe. Exploration reports of work conducted by others over the Syferfontein kimberlite in 1997 confirm that it is diamondiferous and recommend a mini-bulk sampling program to evaluate the grade in the upper levels of the pipe.
Caledonia plans to initiate this program in the third quarter. Future exploration programs would be based on the results of this sample.

Caledonia also plans to drill two other pipe-like targets which they have identified within their exploration area.

FOR FURTHER INFORMATION PLEASE CONTACT CALEDONIA MINING CORPORATION:

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
S.E. Hayden                                        James Johnstone                          Chris Harvey
Chairman, President and CEO                        V-P Operations and COO                   Technical Director
South Africa                                       Canada                                   Canada
Tel: (011-27-11) 447-2499                          Tel: (1-905) 607-7543                    Tel: (1-905) 607-7543
Fax: (011-27-11) 447-2554                          Fax: (1-905) 607-9806                    Fax: (1-905) 607-9806

FURTHER INFORMATION REGARDING CALEDONIA'S EXPLORATION ACTIVITIES, OPERATIONS AND LATEST FINANCIALS MAY BE FOUND ON THE CORPORATION'S WEBSITE
HTTP:/WWW.CALEDONIAMINING.COM